EXHIBIT 99.05

VOTING AND STANDSTILL AGREEMENT

This VOTING AND STANDSTILL AGREEMENT (this “Agreement”) dated April 29, 2015, is by and among Glu Mobile Inc. (the “Company”), Tencent Holdings Limited (“Tencent”) and Red River Investment Limited (“Red River”).

RECITALS

WHEREAS, the Company, Tencent and Red River have executed a Purchase Agreement on or about the date hereof (the “Purchase Agreement”), pursuant to which Red River intends to purchase and the Company intends to sell shares of Common Stock (as defined below); and

WHEREAS, in order to induce the Company to sell shares of its Common Stock and Red River to invest funds in the Company pursuant to the Purchase Agreement, the Company, Tencent and Red River desire to enter into this Agreement to govern (i) the right for Red River to designate the nomination for election of a member of the Board (as defined below), (ii) Tencent Group’s (as defined below) voting of the shares of Common Stock beneficially owned by Tencent Group, (iii) certain limits on Tencent and its controlled Affiliates’ (including Red River’s) ability to acquire the Company’s securities and assets and (iv) certain other matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1.                                      Definitions.  For purposes of this Agreement:

“Acquisition” means, with respect to any entity, any (a) sale of all or substantially all of the assets of such entity, (b) merger, sale of stock or other similar transaction in which the stockholders of such entity immediately prior to the transaction do not, by virtue of the continued holding or conversion of their stock of such entity immediately before the transaction, continue to own a majority of the outstanding voting shares of the capital stock of such entity or the surviving corporation immediately after the transaction, or (c) sale or exclusive license of all or substantially all of such entity’s intellectual property.

“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any partner, member, officer or director of such Person or any investment fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.  For the purposes of this definition, “control”, “controlled by” or “under common control with” means a Person’s possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

“Board” means the Company’s board of directors.

“Business Day” means a day, other than Saturday, Sunday or any other day on which commercial banks in New York, New York or Hong Kong are authorized or required by law to close.

“Common Stock” means shares of the Company’s common stock, par value $0.0001 per share.

“Competing Transaction” means that a “person” (as defined by Section 13(d)(3) of the Exchange Act) or “group” (as defined by Section 13(d)(3) of the Exchange Act): (a) enters into an agreement with the Company providing for the Acquisition of the Company, (b) enters into an agreement with the Company providing for the purchase or other acquisition of, or purchases or otherwise acquires, all or substantially all of the assets, or sale or exclusive license of all or substantially all of the intellectual property, of the Company, (c) enters into an agreement with the Company providing for the purchase or other acquisition of, including by way of tender offer, or purchases or otherwise acquires, beneficial ownership of securities representing a majority of the voting power of the Company, or (d) files with the SEC a Schedule TO covering a tender offer providing for the purchase or other acquisition of beneficial ownership of securities representing a majority of the voting power of the Company.

“Confidentiality Agreement” means the Confidentiality Agreement by and among the Company, Tencent and Red River, dated as of the date hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Negotiated Transaction Discussions” means the making or discussing of any offers in a confidential, non-public manner (and that would not, other than in connection with a Permitted Tender Offer (as defined below), reasonably be expected to force the Company to make a public announcement regarding any of the types of matters set forth in Section 3.1 below) regarding a potential negotiated transaction with the Company, directly to or with the management of the Company, its controlled Affiliates or the Board, or their designated representative.

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Proposal” means any agreement, offer, proposal or indication of interest, whether oral or written, received by the Company from a third party setting forth the material terms of a potential Acquisition of the Company

“Registration Rights Agreement” means the Registration Rights Agreement by and among the Company, Tencent and Red River, dated as of the date hereof.

“ROFN Notice” means written notice from the Company to Tencent, delivered in accordance with Section 11 below, stating that the Company is contemplating a potential

Acquisition of the Company, provided that such notice need not state the name of any potential party to such Acquisition, any of the terms or any other aspect thereof or whether there are more than one such Acquisitions being considered and which notice shall, to the extent known to the executive officers of the Company, state whether such transaction would result in a change of control of the Company.

“Securities Act” means the Securities Act of 1933, as amended.

“SEC” means the United States Securities and Exchange Commission.

“Tencent Designee” means any employee or other representative of Tencent or its controlled Affiliates that serves as a member of the Board pursuant to this Agreement.

“Tencent Group” shall mean Tencent and its controlled Affiliates, including Red River.

“Transaction Documents” means this Agreement, the Purchase Agreement, the Registration Rights Agreement and the Confidentiality Agreement.

Capitalized terms used but not otherwise defined herein shall have the meanings given for such terms in the Purchase Agreement.

2.                                      Designation of Board Director; Voting

2.1.                            Tencent Designee.

(a)                                 Effective the date immediately following the Initial Closing Date (as defined in the Purchase Agreement), and subject to his execution of the form attached as Exhibit A hereto, the Board shall elect Xiaoyi (“Steven”) Ma, Senior Vice President of Tencent, as a Class I member of the Board (thereafter Mr. Ma shall be deemed the initial Tencent Designee hereunder).  From and after the Initial Closing Date, the Board (or an authorized committee thereof) will nominate Mr. Ma for election to the Board or such other person designated by Tencent or its controlled Affiliates who is reasonably acceptable to the Company (such person thereafter being the Tencent Designee) at each annual meeting of the stockholders of the Company at which the class of directors to which the initial Tencent Designee is appointed is up for election, such that the Tencent Designee shall be up for election in accordance with the Company’s Certificate of Incorporation or Bylaws, provided that, prior to such nomination, such continuing Tencent Designee shall have delivered to the Board and the Company’s Secretary an executed resignation in the form attached as Exhibit A hereto.  Any resignation delivered pursuant to this Section 2.1 shall only become effective upon the adoption by the Board of a resolution to such effect following:

(i)                                     Tencent Group collectively failing to have a net long ownership position (which shall be calculated based on the beneficial ownership (excluding beneficial ownership solely by virtue of voting power that is uncoupled from economic interest) of Tencent Group, adjusted by the net economic effect (on a share-equivalent basis) of any hedging transactions of Tencent Group in respect of the Common Stock of the Company; as so calculated, “economic beneficial ownership”) for a period of three (3) consecutive Business Days or more equal to at least that number of outstanding shares of Common Stock of the Company that is 5% of the total Common Stock of the Company then outstanding (the “Rights Minimum”), other than any such failure resulting from an issuance of Common Stock by the Company that is cured prior to the later of (A) ninety (90) days following such issuance and (B) the completion of the next open trading window under the Policy (as defined in the Registration Rights Agreement) following such failure; or

(ii)                                  the failure by Tencent or the Tencent Designee, as applicable, to cure or cause the cure of, within thirty (30) days following Tencent’s receipt of written notice by the Company, any material breach of any material obligation of Tencent or the Tencent Designee under this Agreement or the Confidentiality Agreement (any such failure described in clauses (i) and (ii), a “Rights Termination Event”).

(b)                                 As a condition to the Tencent Designee’s election or nomination for election and any subsequent nomination for election as a director of the Company, the Tencent Designee shall have executed an agreement in the form attached as Exhibit B hereto agreeing to abide by the obligations and restrictions related to the Tencent Designee hereunder and under the Confidentiality Agreement.  In Tencent Group’s capacity as a stockholder of the Company and in such person’s capacity as a nominee and as a director of the Company, respectively, Tencent and the Tencent Designee shall be required to deliver such questionnaires and otherwise provide such information as is collected by the Company from its directors, principal stockholders and other parties with the right to designate nominees for election as directors, including information reasonably needed by the Company in connection with assessing eligibility, independence and other criteria applicable to directors or required to be or customarily disclosed for directors, candidates for directors, and their affiliates and representatives in a proxy statement or other filings under applicable law or the rules of The NASDAQ Stock Market (“NASDAQ”) and the Securities and Exchange Commission (“SEC”), it being understood that, with respect to the obligations of the Tencent Designee, such information requirements shall be applied to the Tencent Designee on a non-discriminatory basis as between the Tencent Designee and other similarly-situated directors of the Company.  Such information requirements shall be applied in good faith by the Company.

(c)                                  Tencent agrees that, at all times that a Tencent Designee is serving as a member of the Board or any time it has designated a person to serve as the Tencent Designee, it will inform the Company as promptly as reasonably practicable upon Tencent Group’s net long ownership position having fallen below the Rights Minimum.

(d)                                 The Tencent Designee agrees (and Tencent shall cause each Tencent Designee to agree) that, at all times while serving as a member of the Board, as promptly as reasonably practicable and upon the Tencent Designee or Tencent, as applicable, becoming aware of a reporting obligation pursuant to this Section 2.1(d), he or she will inform the Company of any change in information previously provided to the Company that would cause the Tencent Designee to cease to meet director independence standards of NASDAQ.

(e)                                  Tencent agrees to cause the resignation as a member of the Board of any Tencent Designee pursuant to this Section 2.1 upon the determination of a majority of members of the Board of the occurrence of a Rights Termination Event.  For the avoidance of doubt, the designation right provided in this Section 2.1 is non-transferable and shall apply only to Tencent Group.

2.2.                            Conflicts of Interest.  If so determined by the Board, the Tencent Designee shall be recused from any discussion, consideration or voting with respect to any matters related to Tencent Group, including with respect to any matters (a) related to any proposed Acquisition of the Company or any proposed Acquisition or strategic investment by the Company in which Tencent Group may, directly or indirectly, be interested, (b) related to commercial transactions or other commercial relationships with, or any strategic investment in the Company by, any significant competitors of Tencent Group or (c) that otherwise presents a conflict of interest for the Tencent Designee, and the Tencent Designee shall not be entitled to receive any materials related to any such matters; provided, that any decision to recuse the Tencent Designee and exclude him or her from materials and discussions shall be applied on a non-discriminatory basis as compared to other similarly-situated directors; provided, further, that the Tencent Designee will be informed of the general subject matter (e.g., that it relates to an inbound strategic investment or to an Acquisition) for which he or she is being recused; it being understood that the Company shall have no obligation to inform the Tencent Designee of the parties, terms or other aspects relating to such matter(s).

2.3.                            Voting.  At any meeting of stockholders of the Company at which the Board has submitted a matter to the vote of holders of Common Stock (and with respect to any request by the Board for an action by written consent of stockholders in lieu of a meeting in respect of any matter), which matter has been recommended by a majority of the Board that includes at least 50% of the Board’s non-executive directors (a “Majority Recommendation”) with respect to any of the following matters, Tencent shall vote, or cause the vote of each share of Common Stock held by Tencent Group that its member(s) are entitled to vote at any meeting of stockholders of the Company to be (A) present in person or by proxy (such that such shares are included for quorum purposes) at such meeting of stockholders of the Company and (B) affirmatively voted in accordance with such Majority Recommendation (other than with respect to clause (g), irrespective of whether the Tencent Designee has also voted in favor):

(a)                                 in favor of the election of all those persons nominated to serve as directors of the Company by the Board or the Nominating and Governance Committee (or any other authorized committee) thereof;

(b)                                 in favor of any Acquisition of a Person by the Company;

(c)                                  in favor of activities of the Company undertaken primarily for financing purposes (including, but not limited to, offerings by the Company of its equity and debt securities);

(d)                                 so long as Institutional Shareholder Services Inc. (or any successor thereof) has not recommended a vote against such action, proposal or other matter, in favor of any action, proposal or other matter to be voted upon by the stockholders of the Company concerning:

(i)                                     the Company’s executive compensation; and

(ii)                                  equity incentive plans, including, but not limited to, adopting new plans, increasing the number of shares reserved under such plans or amending the terms of such plans, or any other executive compensation matters;

(e)                                  in favor of any amendments to the Certificate of Incorporation or Bylaws of the Company, other than with respect to amendments that alter any of Tencent Group’s rights or obligations under the Transaction Documents;

(f)                                   in favor of a shareholder rights plan or similar “poison pill” mechanism that would restrict, or trigger rights or obligations in connection with, the accumulation of a specified level of beneficial ownership by a Person or “group” (as defined by Section 13(d)(3) of the Exchange Act) other than Tencent Group, at such specified level or other customary trigger (a “Poison Pill”); it being understood that nothing in this clause (f) shall limit the obligations of the Company in Section 2.6 herein or require any member of the Tencent Group to vote in favor of any Poison Pill that the Company is prohibited from adopting under Section 2.6; and

(g)                                  in favor of any matter for which the Board has provided a recommendation to vote in favor and for which the Tencent Designee has also voted in favor,

in each case other than clause (f) above, except with respect to any matters related to a Competing Transaction pending at the time of such vote, in which case the provisions of this Section 2.3 will not apply with respect to such matters primarily related to a Competing Transaction.

Tencent Group’s voting obligations in this Section 2.3 and Section 2.4 below shall be conditioned upon the Company providing Tencent with written notice (which may be by email to the Tencent Designee from any of the Company’s executive officers, directors or corporate secretary) of each matter that has been submitted to the vote or written consent of holders of Common Stock and which has received a Majority Recommendation.

2.4.                            Voting Percentage Limit.  Notwithstanding Section 2.3 above, if at any time when a matter that has received a Majority Recommendation is presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of a meeting) and Tencent Group have beneficial ownership of Common Stock in excess of 20% of the Common Stock then outstanding (the “Voting Percentage Limit”), Tencent shall vote, or cause the vote of, such shares of Common Stock that Tencent Group beneficially owns and has the right to vote on such matter and that exceed such Voting Percentage Limit in accordance with such Majority Recommendation.  In furtherance of the foregoing, Tencent will provide the Company with written notice of the maximum amount of Common Stock that Tencent and any of its controlled Affiliates collectively intends to acquire in the following six (6)-month period (but need not state when in such period such securities may be acquired), provided that such notice is provided to the Company at least three (3) Business Days in advance of the commencement of such period.  Tencent agrees to prevent any member of Tencent Group from directly or indirectly acquiring, or entering into any agreement to acquire, beneficial ownership of capital stock of the Company

(including any right to acquire securities of the Company or the right to vote or direct the voting with respect thereto) during such period in excess of the maximum amount set forth in such notice.

2.5.                            Compensation.  Each of Tencent and the Tencent Designee acknowledge and agree that the Tencent Designee shall not receive any compensation by the Company for his or her service as a member of the Board.

2.6.                            Poison Pill.  The Company shall not adopt a Poison Pill in connection with, any beneficial ownership by Tencent Group of Common Stock not exceeding 25%, in the aggregate, of the Common Stock outstanding; provided, however, that this provision shall terminate upon the termination of Tencent’s obligations with respect to Section 3 herein as set forth in Section 5 below.

2.7.                            Required Filings.  Each of Tencent and the Tencent Designee agrees to timely make, and cause any of its respective controlled Affiliates to make, any required filings with respect to its beneficial ownership of the Company’s equity securities under Sections 13(d), 13(g) and 16 of the Exchange Act.

3.                                      Standstill Provisions.

3.1.                            Standstill.  Unless approved by a majority of the disinterested members of the Board (for purposes of this provision, the Tencent Designee shall not be deemed “disinterested”), which consent may be withheld in such members’ sole and absolute discretion, neither Tencent nor any of its controlled Affiliates (including through any of their respective executive officers and directors) will in any manner, directly or indirectly, alone or in concert with others:

(a)                                 effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or intentionally encourage any other Person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in:

(i)                                     any acquisition of, whether by purchase, tender or exchange offer, through the acquisition of control of another Person, by joining a partnership, limited partnership, syndicate or other group (including any group of persons that would be treated as a single “person” under Section 13(d) of the Exchange Act), through swap or hedging transactions or otherwise, any securities of the Company or any securities convertible or exchangeable into or exercisable for any such securities (collectively, “securities of the Company”) or any rights decoupled from the underlying securities of the Company that would result in Tencent  Group  collectively having beneficial ownership or any derivative position that would give Tencent Group collectively the substantial equivalent of economic or voting ownership of that number of shares of Common Stock of the Company that collectively equals or exceeds 25% of the total Common Stock of the Company then outstanding (the “Standstill Percentage Limit”);

(ii)                                  any acquisition of any material assets, indebtedness or businesses of the Company or any of its controlled Affiliates, including any exclusive license of all or substantially all of the Company’s intellectual property;

(iii)                               any tender or exchange offer, merger, consolidation, acquisition, or other business combination, involving the Company or any of its controlled Affiliates or assets of the Company or any of its controlled Affiliates constituting a significant portion of the consolidated assets of the Company and its controlled Affiliates (provided that Tencent Group, having otherwise complied with the provisions set forth in this Section 3.1, shall not be restricted from tendering securities into any tender offer or exchange offer);

(iv)                              any recapitalization, restructuring, reorganization, liquidation, dissolution or other similar extraordinary transaction involving the Company or any of its controlled Affiliates or any of their respective securities;

(v)                                 any “solicitation” of proxies (as such terms are used in the proxy rules of the SEC but without regard to the exclusion set forth in Rule 14a 1(l)(2)(iv) of the Exchange Act) or consents to vote, or seek to intentionally encourage any person with respect to the voting of any securities of the Company or any of its controlled Affiliates;

(b)                                 form, join or in any way participate in any Group (as such term is defined in Section 13(d)(3) of the Exchange Act) with respect to any material or significant securities or assets of the Company or otherwise act in concert with any Person in respect to such securities or assets (including by exclusive license), in each case, for the purpose of taking any action prohibited by this Section 3.1.

(c)                                  otherwise intentionally act, alone or in concert with others, to seek representation on or to control the management, Board or policies of the Company or to obtain representation on the Board;

(d)                                 take any action which would or would reasonably be expected to force the Company to make a public announcement regarding any of the types of matters set forth in Section 3.1(a) above;

(e)                                  propose any matter to be voted upon by the stockholders of the Company;

(f)                                   intentionally enter into any formal or informal discussions or arrangements with any third party, other than discussions or arrangements with representatives of Tencent Group or arrangements with Tencent’s controlled Affiliates, for the purpose of taking any actions prohibited by this Section 3.1;

provided, in any event, that, Tencent Group shall not be prohibited from engaging in Negotiated Transaction Discussions (including following any ROFN Notice), engaging in any mutually-agreed commercial transaction with the Company or its controlled Affiliates.  Nothing in this Section 3.1 shall limit any actions that may be taken by the Tencent Designee acting solely in his or her capacity as a director of the Company consistent with such Tencent

Designee’s fiduciary duties as a director of the Company and his or her obligations under this Agreement.

3.2.                            Permitted Disclosures Upon Mutual Acquisition Agreement.  To the extent that following Negotiated Transaction Discussions, the Company and Tencent enter into a mutually agreed definitive agreement for an Acquisition that contemplates a tender offer by members of Tencent Group, Tencent Group shall be permitted to disclose such information in its filings with the SEC as is required, as reasonably determined by Tencent following consultation with U.S. securities counsel, to conduct such tender offer under applicable federal securities laws in accordance with such mutually agreed definitive agreement (a “Permitted Tender Offer”), in addition to any disclosure permitted under the Confidentiality Agreement.

4.                                      Right of First Notification.

4.1.                            Waiting Period.  The Company will not enter into any agreement with a third party (other than a confidentiality agreement regarding the provision of information to such third party in connection with a potential Acquisition), in furtherance of an Acquisition of the Company involving such third party, that would preclude the ability of the Company to conduct discussions or negotiations, or reach an agreement with members of Tencent Group regarding an Acquisition of the Company by members of Tencent Group, until (a) five (5) Business Days following delivery of an ROFN Notice, or (b) such earlier time as Tencent notifies the Company that it has determined that it does not desire or intend to negotiate an Acquisition involving the Company (such period, as may be extended pursuant to Section 4.2, the “Waiting Period”).  During the Waiting Period, if requested by Tencent, the Company will negotiate in good faith with Tencent regarding a potential Acquisition involving members of Tencent Group and the Company; provided however, the Company may also engage in negotiations, discussions or sharing of information with any other third party during the Waiting Period.  In connection with any Acquisition of the Company, the Board will follow a process consistent with its fiduciary duties under Delaware law, including not precluding the ability of the Board to consider, after signing a definitive agreement for such Acquisition of the Company, a bona fide, written and unsolicited Proposal from Tencent Group or any other third party that may be superior to the terms in such definitive agreement, and to change its recommendation with respect thereto following such consideration, to the extent required by Delaware law.

4.2.                            Information.  During the Waiting Period, to the extent reasonably requested by Tencent for purposes of Tencent Group’s consideration of making a Proposal to the Company, the Company will provide Tencent Group with reasonable access during reasonable business hours to books, records, facilities, officers and other information reasonably requested by Tencent Group, and (A) such access shall be no less extensive and no more restrictive than that provided to any other party that has made or is contemplating making a Proposal, and (B) if and to the extent that the Company does not provide such access to Tencent, the time period in Section 4.1(a) above will be tolled for the period of any such delay.

4.3.                            Notice Requirement Suspension Period.  Following the expiration of the Waiting Period in accordance with the terms hereof, and provided that the Company has materially complied with this Section 4 with respect to such third party, the Company will have no further obligation to Tencent Group pursuant to this Section 4 for a period of 180 days commencing the day following the end of the Waiting Period (after which time period the Company shall again be subject to the provisions of this Section 4 if the Company does not enter into a definitive agreement that leads to a consummated Acquisition, including via an alternative Proposal during the pendency of such definitive agreement).  If the Company enters into a definitive agreement during such 180-day period and has materially complied with this Section 4, it may thereafter consummate an Acquisition pursuant to such definitive agreement (or the definitive agreement entered into in connection with an alternative Proposal during the pendency of such definitive agreement) without any obligation to Tencent Group.  For the avoidance of doubt, if and to the extent that the Company receives additional inquiries or written offers within the Waiting Period or such 180-day period, no additional requirement for an ROFN Notice or Waiting Period prior to entry into an arrangement in connection with such additional inquiries offers will be triggered.

4.4.                            Confidentiality.  Any notice, including any ROFN Notice, provided to members of Tencent Group or their respective representatives hereunder (including any information provided in accordance with Section 4.2) shall be deemed “Confidential Information” for purposes of the MNDA (as defined in the Confidentiality Agreement), and, solely with respect to the information provided in such ROFN Notice or otherwise provided pursuant to this Section 4), the term of such MNDA shall automatically be extended to three (3) years following the date of such ROFN Notice, without any further action of the parties thereto.  Tencent shall cause the Representatives of the Tencent Group to observe, and shall be liable for any breach by such Representatives of, the confidentiality or use restrictions thereunder.

5.                                      Termination.

(a)                                 Competing Transaction.  The provisions of Section 3 shall become inoperative and of no further force or effect upon the occurrence of a Competing Transaction with respect to the Company; provided that if any Competing Transaction has lapsed, is abandoned, terminated or is otherwise no longer pending, the provisions of Section 3 shall thereafter be in full force and effect.

(b)                                 Larger Holder.  In the event that another holder of the Company’s Common Stock, together with its Affiliates, acquires more than the Voting Percentage Limit in one or more transactions, the provisions of Section 2.4 shall become inoperative and of no further force or effect; provided that if such other holder subsequently publicly announces (including by regulatory filings) that it holds, or the Company certifies (by an executive officer on its behalf) that such other holder holds,  less than the Voting Percentage Limit, the provisions of Section 2.4 shall thereafter be in full force and effect.  In the event that another holder of the Company’s Common Stock, together with its Affiliates, acquires more than the Standstill Percentage Limit in one or more transactions, the provisions of Section 3 shall become inoperative and of no further force or effect; provided that if such other holder subsequently publicly announces (including by regulatory filings) that it holds, or the Company certifies (by an executive officer on its behalf) that such other holder holds, less than the Standstill Percentage Limit, the provisions of Section 3 shall thereafter be in full force and effect.

(c)                                  Loss of Tencent Designee Rights.  In the event that no Tencent Designee serves on the Board and a Rights Termination Event has occurred, the provisions of Section 2.3, Section 2.4 and Section 4 shall become inoperative and of no further force or effect.  In addition, in the event that no Tencent Designee serves on the Board and Tencent Group no longer has the right to such a designee due to Tencent Group no longer holding the Rights Minimum, the provisions in Section 3 shall become inoperative and of no further force or effect.

(d)                                 Negotiated Transaction.  To the extent that following Negotiated Transaction Discussions, the Board, including a majority of the disinterested members of the Board (excluding the Tencent Designee), approves one or more transactions as a result of which Tencent Group has obtained economic beneficial ownership equal to at least 50% of the outstanding shares of Common Stock of the Company, the provisions in Section 2.3 and 2.4 shall become inoperative and of no further force and effect.

(e)                                  Acquisition of the Company.  Unless earlier terminated, upon the consummation of an Acquisition of the Company, the provisions of Section 4 shall become inoperative and of no further force or effect.

(f)                                   Eight (8) Years.  Unless earlier terminated, the provisions of Section 2.1(c), Section 2.4, Section 3 and Section 4 shall otherwise terminate on the eighth (8th) anniversary of the Initial Closing Date.

6.                                      Governing Law. This agreement shall be governed in all respects, including without limitation validity, interpretation and effect, by the laws of the state of Delaware applicable to contracts executed and to be performed wholly within such state without giving effect to the choice of law principles of such state.

7.                                      Dispute Resolution.  The parties agree that irreparable damage may occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that such damage may not be adequately compensable in monetary damages.  Accordingly, the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement, to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Chancery or other federal or state courts of the State of Delaware, in addition to any other remedies at law or in equity, and each party agrees it will not take any action, directly or indirectly, in opposition to another party seeking relief.  Each of the parties hereto agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief.  Furthermore, each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery or, to the extent that the Delaware Court of Chancery declines to exercise jurisdiction over the matter, other federal or state courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery or, to the extent that the Delaware Court of Chancery declines to exercise jurisdiction over the matter, other federal or state courts of the State of Delaware, and (d) each of the parties irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address set forth in Section 11 of this Agreement or the address set forth below the signature of such party.

8.                                      Waiver of Jury Trial.  Each of the parties hereto waives any right to request a trial by jury in any litigation with respect to this agreement and represents that counsel has been consulted specifically as to this waiver.

9.                                      Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.                               Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

11.                               Notices.  Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given as hereinafter described (a) if given by personal delivery, then such notice shall be deemed given upon such delivery, (b) if given by telex or telecopier, then such notice shall be deemed given upon receipt of confirmation of complete transmittal, (c) if given by mail, then such notice shall be deemed given upon the earlier of (i) receipt of such notice by the recipient or (ii) three (3) days after such notice is deposited in first class mail, postage prepaid, and (d) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one Business Day after delivery to such carrier. All notices shall be addressed to the party to be notified at the address as follows, or at such other address as such party may designate by ten days’ advance written notice to the other party:

If to the Company:

Glu Mobile Inc.
500 Howard Street, Suite 300
San Francisco, California 94105
Attention: General Counsel
Fax: 650-403-1018

With a copy to:

Fenwick & West LLP
801 California Street
Mountain View, California 94041
Attention: David A. Bell
Fax: 650-938-5200

If to Tencent or Red River:

Red River Investment Limited

c/o Tencent Holdings Limited

Level 29, Three Pacific Place

1 Queen’s Road East

Wanchai, Hong Kong

Attention: Compliance and Transactions Department

Email: legalnotice@Tencent.com

With a copy to:

Tencent Building, Keji Zhongyi Avenue,

Hi-tech Park, Nanshan District,

Shenzhen 518057, PRC

Attention: Mergers and Acquisitions Department

Email: PD_Support@Tencent.com

With a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention: Steven J. Williams
Fax: 212-757-3990

12.                               Expenses.  All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

13.                               Tencent Representatives.  Tencent hereby agrees that it shall, and it shall cause each member of Tencent Group (as applicable) to, perform and satisfy any of such member’s respective obligations and observe any limitations hereunder as stated herein to be applicable to any such Person (irrespective of whether a party hereto) hereunder.  Tencent agrees that the liability for any breach of the obligations or restrictions of Tencent Group and the Tencent Designee hereunder shall be the direct and primary obligation of Tencent.

14.                               Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company, Tencent and, for so long as it hold Shares, Red River.  Any amendment or waiver effected in accordance with this paragraph shall be binding upon the Company and, to the extent applicable, each member of Tencent Group.

15.                               Delays or Omissions.  No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, nor any partial exercise thereof, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

16.                               Severability.  In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

17.                               Entire Agreement.  This Agreement and the other Transaction Documents constitute the entire agreement between the parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

18.                               No Third Party Beneficiaries; Assignment.  This Agreement is solely for the benefit of the Parties hereto and each member of the Board serving at any time that a Tencent Designee is serving on the Board and is not binding upon or enforceable by any other persons.  No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, and any assignment in contravention hereof shall be null and void.  Nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any persons other than the parties hereto, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party.

19.                               Interpretation and Construction.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “will” shall be construed to have the same meaning as the word “shall.”  The words “date hereof” will refer to the date of this Agreement.  The word “or” is not exclusive.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.  Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented.  Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel.  Each party cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.

20.                               Further Assurances.  The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

[signature pages follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

GLU MOBILE INC.

By:	/s/ Niccolo de Masi
Name: Niccolo de Masi
Title: President and Chief Executive Officer

SIGNATURE PAGE TO

VOTING AND STANDSTILL AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

RED RIVER INVESTMENT LIMITED

By:	/s/ Ma Huateng
Name: Ma Huateng
Title: Director

SIGNATURE PAGE TO

VOTING AND STANDSTILL AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

TENCENT HOLDINGS LIMITED

By:	/s/ Ma Huateng
Name: Ma Huateng
Title: Director

SIGNATURE PAGE TO

VOTING AND STANDSTILL AGREEMENT

Exhibit A

Form of Resignation

[Date]

Glu Mobile Inc.

Attention:  Corporate Secretary

Re:                             Resignation

Dear Secretary:

In accordance with Section 2.1 of that certain Voting and Standstill Agreement (the “Agreement”) dated as of April 29, 2015 by and between Glu Mobile Inc. (the “Company”), Tencent Holdings Limited (“Tencent”) and Red River Investments Limited, I hereby irrevocably tender my resignation as a director of the Board of Directors of the Company (the “Board”), provided that this tendering of resignation shall be automatically effective only upon the occurrence of the Rights Termination Event (as defined in the Agreement), and thereafter shall be subject only to, and effective at such time as, the Board’s acceptance of this resignation following such Rights Termination Event.

This resignation may not be withdrawn by me at any time.

Very truly yours,

Director

Exhibit B

Form of Adoption Agreement

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed on                                 , 20    , by the undersigned (the “Tencent Designee”) pursuant to the terms of that certain Voting and Standstill Agreement (the “Agreement”) dated as of April 29, 2015 by and between Glu Mobile Inc. (the “Company”), Tencent Holdings Limited (“Tencent”) and Red River Investments Limited, as such Agreement may be amended or amended and restated hereafter.  Capitalized terms not defined herein shall have the respective meanings ascribed to such terms in the Agreement.

By the execution of this Adoption Agreement, the Tencent Designee hereby irrevocably agrees to be bound by and to abide by the obligations and restrictions related to the Tencent Designee in the Agreement and under the Confidentiality Agreement, provided that the Tencent Designee shall be entitled to the same defenses to such obligations and restrictions as would be available to Tencent pursuant to such agreements.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has duly executed this Adoption Agreement as of the date set forth below:

Very truly yours,

[TENCENT DESIGNEE]

By:

Name:

Title:

Date:

Acknowledged by:

GLU MOBILE INC.

By:

Name:

Title: